[LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK]


                         January 27, 1997


Board of Directors
Cameron Financial Corporation
123 East 3rd Street
Cameron, Missouri  64429

Members of the Board:

     We have acted as counsel to Cameron Financial Corporation (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 302,692 shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to the 1995 Stock Option and Incentive Plan of the Corporation (the "Plan").

     In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and form of agreement thereto, the Corporation's Certificate of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

     Based upon the foregoing, it is our opinion that:

1. The shares of Common Stock being so registered have been duly authorized.

2. The shares of Common Stock to be offered by the Corporation will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

                              Very truly yours,


                              LUSE LEHMAN GORMAN POMERENK &
                                SCHICK, P.C.


                              By: /s/ Robert I. Lipsher
                                  -------------------------------
                                  Robert I. Lipsher
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